UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 13, 2006

HARBOR FLORIDA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22817	65-0813766

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Second Street, Fort Pierce, FL 34950

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (772) 461-2414

(Former name or former address, if changed since last report)

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

          On October 13, 2006, the Federal Reserve Board approved the merger of Harbor Florida Bancshares, Inc. (“Harbor”) and National City Corporation (“National City”).  Under the terms of the merger agreement, if the merger is approved by Harbor’s shareholders, and other required approvals are obtained, each Harbor shareholder will receive National City common stock worth $45.00 for each share of Harbor common stock.  The exchange ratio is based on the average closing price of National City common stock for the ten trading days immediately preceding Federal Reserve Board approval of the transaction.  Based on an average closing price of National City common stock for the ten trading days preceding October 13, 2006 of $36.868 per share, upon closing of the merger, each Harbor shareholder will receive 1.2206 shares of National City common stock for each share of Harbor common stock.

          Additionally, on October 16, 2006, the Federal Reserve Board approved the merger of National City and Fidelity Bankshares, Inc. (“Fidelity”).  The exchange ratio for the National City/Fidelity merger is not based on Federal Reserve Board approval, but Federal Reserve Board approval is required to close the transaction, along with shareholder and other required approvals.  Under the terms of the merger agreement, for each share of Fidelity common stock, Fidelity stockholders may elect to receive $39.50 in cash or 1.0977 shares of National City common stock, subject to allocation procedures that will allow fifty percent of the Fidelity outstanding shares to receive cash and fifty percent to receive National City common stock.

Item 9.01.  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired: Not applicable
(b)	Pro Forma Financial Information: Not applicable
(c)	Shell Company Transactions: Not applicable
(d)	Exhibits: None

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2006	HARBOR FLORIDA BANCSHARES, INC.

(Registrant)

	By:	/s/ H. Michael Callahan

	Name:	H. Michael Callahan
	Title:	Senior Vice President and
Chief Financial Officer